Exhibit 99.1

R. R. Donnelley & Sons Company

Unaudited Condensed Consolidated Statement of Operations

(in millions, except per share data)

For the Nine Months Ended September 30, 2016
Products net sales	$3,817.8
Services net sales	1,201.6

Total net sales	5,019.4

Products cost of sales (exclusive of depreciation and amortization)	3,003.4
Services cost of sales (exclusive of depreciation and amortization)	1,002.9

Total cost of sales	4,006.3

Products gross profit	814.4
Services gross profit	198.7

Total gross profit	1,013.1
Selling, general and administrative expenses (exclusive of depreciation and amortization)	681.0
Restructuring, impairment and other charges-net	24.3
Depreciation and amortization	153.5
Other operating income	(12.0)

Income from operations	166.3

Interest expense-net	150.6
Investment and other income-net	(0.4)

Earnings before income taxes	16.1
Income tax expense	12.9

Net earnings from continuing operations	3.2

Net earnings from discontinued operations, net of income taxes	15.8
Less: Income attributable to noncontrolling interests	0.8

Net earnings attributable to RR Donnelley common stockholders	$18.2

Basic net earnings per share attributable to RR Donnelley common stockholders:
Continuing operations	$0.03
Discontinued operations	0.23
Net earnings attributable to RR Donnelley stockholders	0.26

Diluted net earnings per share attributable to RR Donnelley common stockholders:
Continuing operations	$0.03
Discontinued operations	0.23
Net earnings attributable to RR Donnelley stockholders	0.26

Weighted average number of common shares outstanding:
Basic	70.0
Diluted	70.5